Exhibit 99.01

Keynote Announces Change in Second Quarter Results for Approximately $96,000 of Additional Stock-Based Compensation Expense

     SAN MATEO, Calif.--(BUSINESS WIRE)--May 8, 2006--Keynote Systems (Nasdaq:KEYN), The Internet Performance Authority(R), today announced that it recorded approximately $96,000 of additional stock-based compensation expense for its second fiscal quarter from that previously reported by it on May 2, 2006. This additional amount related to additional stock-based compensation expense related to its Employee Stock Purchase Plan required under Statement of Financial Accounting Standard No. 123R "Accounting for Share-Based Payments." As a result, Keynote's net loss under Generally Accepted Accounting Principles ("GAAP") for the period will be approximately $154,000, or $(0.01) per share, compared to a net loss under GAAP of approximately $58,000, or $0.00 per share, previously announced by Keynote.
     This additional amount was allocated as follows: $15,000 to cost of professional services, $32,000 to research and development, $17,000 to sales and marketing, $24,000 to operations and $8,000 to general and administrative.
     These amounts will be reflected in Keynote's Quarterly Report on Form 10-Q to be filed no later than May 10, 2006.

     About Keynote

     Founded in 1995, Keynote Systems (Nasdaq:KEYN), The Internet Performance Authority(R), is the worldwide leader in e-business performance management services. Over 2,100 corporate IT and marketing departments and 14,000 individual subscribers rely on Keynote's portfolio of measurement and monitoring, service level and customer experience management services to improve e-business performance by reducing costs, improving customer satisfaction and increasing profitability.
     Keynote is viewed as The Internet Performance Authority due to the company's global infrastructure of over 1,600 measurement computers in more than 50 cities worldwide that capture and store on a daily basis over 60 million Internet performance measurements, frequent media citations quoting Keynote's Web performance data and analysis, the company's market-leading Web performance indices for vertical markets and leading customer research that provides critical business insight into online customer experiences, industry trends and competitive Web strategies.
     Keynote Systems, Inc. is headquartered in San Mateo, California and can be reached at www.keynote.com or by phone in the U.S. at 650-403-2400.

     Keynote, The Internet Performance Authority and Perspective are registered trademarks of Keynote Systems, Inc. Other trademarks are the property of their respective owners. (C) 2006 Keynote Systems, Inc.


     CONTACT: Keynote Systems, Inc.
              Jack Andrews, 650-403-3431